John W. Hlywak, Jr. (Investors)       Scott Soifer      (Media)
 Executive Vice President & CFO        Vice President of Marketing & Development
 IntegraMed America, Inc.              IntegraMed America, Inc.
 (914) 251-4143                        (914) 251-4186
 email:  john.hlywak@integramed.com    email:  scott.soifer@integramed.com
         --------------------------
 Web Address:  http://www.integramed.com
                    --------------------

              INTEGRAMED REPORTS FOURTH QUARTER AND ANNUAL RESULTS

Purchase, NY, February 20, 2007 -- IntegraMed America, Inc. (Nasdaq: INMD) today announced financial results for the fourth quarter and the year ended December 31, 2006.

Net income for the fourth quarter of 2006 was $1,633,000, or $0.25 per diluted share, compared to $464,000, or $0.07 reported for the fourth quarter of 2005. Net income for the full year 2006 was $3,224,000, or $0.49 per diluted share compared to net income of $1,723,000 or $0.28 per fully diluted share for the full year of 2005. Due to one-time tax adjustments, net income and earnings per share numbers are not comparable between years. (Earnings per share and weighted average share numbers for all periods reflect the 25% stock split effected in the form of a dividend and paid on June 21, 2006.)

Net income for the fourth quarter and full year of 2006 benefited from an $821,000 reduction in the provision for income taxes caused principally by the elimination of a valuation allowance on deferred tax assets.

Net income after eliminating the effect of the adjustment to reduce the tax provision in the fourth quarter of 2006 was $812,000 or $0.12 per share, a 77% increase compared to $464,000 or $0.07 per share in the fourth quarter of 2005. Net income for the full year of 2006, after eliminating the effect of the adjustment to the tax provision in the fourth quarter, was $2,403,000 or $0.36 per share, a 39% increase over $1,723,000, or $0.28 per share in the full year of 2005.

Due to the adjustment to the tax provision, the effective tax rate for the full year of 2006 was 13.6%. By comparison, the effective tax rate for the full year of 2005 was 36.4%. We expect our tax rate to return to approximately 36% for 2007.

Total revenues for the fourth quarter of 2006 were $32.3 million, compared to revenues of $30.7 million for the same period in 2005. Total revenues for the full year of 2006 were $126.4 million and were $128.8 for the full year of 2005. As a result of an amended service agreement, revenues for 2006 of $126.4 million are not directly comparable to reported revenue for 2005 of $128.8 million.

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As previously reported, effective October 1, 2005, the Company entered into an amended service agreement with ivpcare, inc, its strategic partner in the pharmaceutical services business (part of the consumer services segment), whereby the Company no longer records sales of pharmaceutical products as revenue and costs of pharmaceutical products as a cost of service, but rather net marketing fees associated with those sales. As a result of these changes, revenues on a reported basis and after giving effect to the contract amendment are presented below (in thousands):

                                                                    Full Year
                                                                     Of 2005
                                                                    ---------

Total revenues, as reported.............................              $128,809
Less pharmaceutical revenue related to basis
of accounting change....................................                13,481
                                                                      --------
Total revenues, adjusted pro forma......................              $115,328


Management Discussion

"In comparing the fourth quarter and full year of 2006 with the fourth quarter and full year of 2005, four factors standout: solid growth underlying existing provider contracts; penetration of new markets; strong growth of our Consumer segment and our ability to leverage general and administrative expenses," said Jay Higham, President and CEO of IntegraMed.

"New patient visits grew approximately 11% at contracted fertility centers during 2006. While the fertility market is large, growth has been slowing and industry statistics indicate low single digit growth across the U.S. Our results, supported by marketing and sales programs and operational expertise, have driven increases in market share in our centers and helped to generate growth throughout the network", commented Mr. Higham.

"As the fertility market has shifted to a more mature stage, competition has intensified at the provider level. This market dynamic favors our business model and has helped us to penetrate new markets as providers look for the competitive advantage that an affiliation with IntegraMed brings. During the year we reported the addition of new affiliates and in-market mergers within our network. Our footprint is expanding, providing a solid base for continued growth in the future," added Mr. Higham.

 "The Consumer Segment of our business is anchored by the Shared Risk Refund program, which continues its growth trajectory. During the year the number of new patients enrolled in the program increased by almost 31% and contribution increased by 44%. The contribution from this program now represents 25% of our total operating margin. This business benefits all of our stakeholders. Patients obtain a fixed price payment plan and a refund if treatment is unsuccessful. Providers obtain a powerful marketing program and the opportunity to be the exclusive provider in their market. And IntegraMed obtains strong cash flow and margins. We continue to see this segment as one of our key factors in operating income growth in the future," said Mr. Higham.

"In addition to solid growth in the business, we have also attained the scale required to effectively leverage general and administrative expenses," continued Mr. Higham. "During the year we managed aggressively and reduced G&A expenses as a percentage of contribution by approximately 5%."

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

"Our results in 2006 have come from a focus on executing our strategy. We are leveraging our investments and our people. We continue to evaluate opportunities for leverage and look forward to continued success in 2007," concluded Mr. Higham.

About IntegraMed America, Inc.

IntegraMed, based in Purchase, NY offers products and services to patients, providers and payers focused on the $3 billion fertility industry. IntegraMed provides business services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers; and operates http://www.integramed.com, a leading fertility portal.

Investors' Conference Call

Jay Higham, President and Chief Executive Officer and John Hlywak, Executive Vice President and Chief Financial Officer, will host an investment-community conference call on February 21, 2007 at 10:00 a.m. Eastern Time to discuss the above-mentioned results and to answer questions.

To participate in the live call via telephone, please call (800) 374-0146 (domestic) or (706) 634-1307 (international). A telephone replay will be available through February 28, 2007 by dialing (800) 642-1687 (domestic) or
(706) 645-9291 (international) and entering reservation number 9072603.

Individuals interested in listening to the conference call via the Internet may do so by visiting the Company's web site at www.integramed.com. A replay will be available on the web site for 14 days. For further information regarding IntegraMed, this press release or the conference call, please go to IntegraMed's homepage at www.integramed.com and to IntegraMed's Investor Relations website page at www.corporate-ir.net/ireye/ir_site.zhtml?ticker=INMD&script=400.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed America are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant business service contract(s); profitability at Partner practices serviced by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission. All information in this press release is as of February 20, 2007 and IntegraMed undertakes no duty to update this information.

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


                            INTEGRAMED AMERICA, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
              (all amounts in thousands, except per share amounts)

                                                                       For the                       For the
                                                                  three-month period                year ended
                                                                  ended December 31,               December 31,
                                                                  --------------------           -----------------
                                                                    2006         2005             2006       2005
                                                                  -------      -------           ------     ------
                                                                      (unaudited)                   (unaudited)

Revenues, net of Service Rights amortization of $374 and $374 in the three-month periods of 2006 and 2005 and $1,495 and $1,495 for the full years of 2006 and 2005, respectively

     Provider Services.........................................    $28,663      $27,905         $113,958    $106,229
     Consumer Services.........................................      3,678        2,788           12,480      22,580
                                                                   -------      -------         --------    --------
     Total Revenues............................................     32,341       30,693          126,438     128,809
                                                                   -------      -------         --------    --------

Costs of services and sales, including depreciation of $888, $905, $3,596, and $3,538

     Provider Services.........................................     25,740       25,004          102,690      94,849
     Consumer Services.........................................      2,532        1,777            8,090      19,240
                                                                   -------      -------         --------    --------
     Total Cost of Services and Sales..........................     28,272       26,781          110,780     114,089
                                                                   -------      -------         --------    --------

Contribution
     Provider Services.........................................      2,923        2,901           11,268      11,380
     Consumer Services.........................................      1,146        1,011            4,390       3,340
                                                                   -------      -------         --------    --------
     Total Contribution........................................      4,069        3,912           15,658      14,720
                                                                   -------      -------         --------    --------

General and administrative expenses, including depreciation
     of $167, $135, $614 and $421..............................      3,084        3,302           12,305      12,205
Interest income................................................       (323)        (168)          (1,073)       (520)
Interest expense...............................................        163           40              695         328
                                                                   -------      -------         --------    --------
     Total other expenses......................................      2,924        3,174           11,927      12,013
                                                                   -------      -------         --------    --------

Income before income taxes.....................................      1,145          738            3,731       2,707
Income tax provision (benefit).................................       (488)         274              507         984
                                                                  -------      -------         --------     --------
Net income ....................................................   $  1,633     $    464         $  3,224    $  1,723
                                                                  ========     ========         ========    ========

Basic and diluted earnings per share of Common Stock:
     Basic earnings per share..................................   $   0.25     $   0.07         $   0.50    $   0.28
                                                                  ========     ========         ========    ========
     Diluted earnings per share................................   $   0.25     $   0.07         $   0.49    $   0.28
                                                                  ========     ========         ========    ========

Weighted average shares - basic................................      6,489        6,233            6,472       6,049
                                                                  ========     ========         ========    ========
Weighted average shares - diluted..............................      6,576        6,459            6,555       6,254
                                                                  ========     ========         ========    ========

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


                            INTEGRAMED AMERICA, INC.
                           CONSOLIDATED BALANCE SHEETS
                (all amounts in thousands, except share amounts)


                                                                         December 31,   December 31,
                                                                        -------------   ------------
                                                                              2006           2005
                                                                        -------------    ------------
                                                                          (unaudited)

ASSETS
Current assets:
   Cash and cash equivalents.............................................   $32,184        $22,521
   Pharmaceutical and other receivables..................................       445            490
   Deferred taxes........................................................     2,472            999
   Other current assets..................................................     2,927          2,768
                                                                            -------       --------

     Total current assets................................................    38,028         26,778

   Fixed assets, net.....................................................    13,900         14,877
   Intangible assets, net................................................    22,905         24,388
   Other assets..........................................................       689            590
                                                                            -------       --------

     Total assets........................................................   $75,522        $66,633
                                                                            =======        =======


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable......................................................  $  1,507       $    917
   Accrued liabilities...................................................    11,850          8,023
   Current portion of long-term notes payable and other obligations......     1,505          1,500
   Due to Medical Practices, net.........................................     4,299          4,949
   Shared Risk Refund Program Patient deposits...........................     6,526          4,739
                                                                            -------       --------

       Total current liabilities.........................................    25,687         20,128

Deferred tax liabilities.................................................     1,732          1,058
Long-term notes payable and other obligations............................     7,269          8,647
                                                                             ------       --------

       Total liabilities.................................................    34,688         29,833
                                                                             ------       --------
Commitments and Contingencies

Shareholders' equity:
   Common stock..........................................................        65             64
   Capital in excess of par..............................................    50,039         49,734
   Other comprehensive income............................................        (9)            --
   Treasury stock........................................................        --          (937)
   Deferred Compensation ................................................      (778)          (354)
   Accumulated deficit...................................................    (8,483)       (11,707)
                                                                            -------       --------
       Total shareholders' equity........................................    40,834         36,800
                                                                            -------       --------

       Total liabilities and shareholders' equity........................   $75,522        $66,633
                                                                            =======        =======

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